Exhibit 11

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                      Nine Months               Three Months
                                                         Ended                      Ended
                                                  September 30, 2000         September 30, 2000
                                               -----------------------    ------------------------
Net income                                            $  928,250                $  297,132
                                                      ----------                ----------

Weighted average common shares outstanding             3,457,863                 3,432,293

Common stock equivalents due to dilution effect
 of stock options                                           None                      None
                                                      ----------                ----------

Total weighted average common shares and
 equivalents outstanding                               3,457,863                 3,432,293
                                                      ----------                ----------

Basic earnings per common share                       $     0.27                $     0.09
                                                      ==========                ==========

Diluted earnings per common share                     $     0.27                $     0.09
                                                      ==========                ==========
